FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS
FOURTH-QUARTER RESULTS

PROVO, Utah — Feb. 6, 2008 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported fourth-quarter revenue of $306.1 million, a 6 percent improvement over the prior-year period and ahead of company guidance. Fourth-quarter net income and earnings per share were $5.9 million and $0.09, compared to $15.9 million and $0.23 during the same quarter of 2006. Fourth-quarter earnings per share were negatively impacted by planned restructuring charges of $17.0 million, or $0.17 per share. Revenue for the quarter was positively impacted 3 percent by foreign currency fluctuations.

“Concluding 2007 with good momentum sets the stage for Nu Skin Enterprises to generate record results in 2008,” said Truman Hunt, president and chief executive officer. “During the fourth quarter, we continued to see promising growth trends in South Korea, the United States, Europe, Hong Kong and South East Asia. In China, we recently received approval to operate a direct selling model in all of the districts of Beijing and Shanghai, helping establish a good foundation for future growth in this market. In Japan, revenue met our expectations as the sales force responded positively to our sales promotions and marketing initiatives, which included the restaging of our Galvanic Spa System product.

“During the quarter, we also successfully executed phase two of our restructuring plan, including significant simplification of our operating infrastructure in China. These efforts are targeted to help us achieve our operating margin objective of 10.5 percent for 2008,” said Hunt.

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Nu Skin Enterprises
Feb. 6, 2008

Regional Results

North Asia. Fourth-quarter revenue in North Asia was $157.3 million, compared to $152.7 million for the same period in 2006. Regional results were positively affected approximately 4 percent by foreign currency fluctuations. Local-currency revenue in Japan was down 5 percent year-over-year, while South Korea’s continued momentum drove a local currency revenue gain of 18 percent. The number of executive distributors was down 3 percent while the number of active distributors improved 1 percent.

Greater China. Revenue in Greater China was $52.0 million for the fourth quarter, representing a 1 percent increase compared to prior-year results. Hong Kong generated local currency revenue growth of 12 percent over the prior-year period, while Taiwan was down slightly and Mainland China was down 10 percent. The executive distributor count in the region was down 2 percent compared to the fourth quarter of 2006, while the number of active distributors decreased 10 percent.

Americas. Revenue in the Americas was $48.0 million, a 9 percent increase over the prior-year period. In the United States, revenue improved 8 percent. Executive and active distributor counts in North America improved 11 percent and 5 percent, respectively, over prior-year results.

South Asia/Pacific. Revenue in South Asia/Pacific was $27.3 million compared to $23.5 million in the prior year. This 16 percent improvement was driven by strong results in most markets and the positive impact of foreign currency fluctuations. The region’s fourth-quarter executive count improved 3 percent while active distributors decreased 11 percent, compared to the same period in 2006.

Europe. Revenue from Europe was $21.6 million, a 22 percent improvement over the prior-year period. The region’s results benefited from strong growth in Eastern Europe and were positively impacted by foreign currency fluctuations. Executive and active distributor counts in the region increased 22 and 16 percent, respectively, compared to the prior-year period.

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Nu Skin Enterprises
Feb. 6, 2008

Operational Performance

The company’s gross margin was 81.9 percent, a 30 basis point decrease over the prior-year period. Selling expenses, as a percent of revenue, were 42.9 percent, slightly lower than the fourth quarter of 2006. General and administrative expenses were $89.3 million, or 29.2 percent of sales, compared to $88.3 million, or 30.5 percent in the prior year period.

The company’s income tax rate for the quarter was 44 percent compared to a historical average of 37 percent. The increase in the fourth quarter tax rate is related to the timing of tax benefits associated with net operating losses in China. The company estimates that its 2008 tax rate will be comparable to its historical average.

In addition, in connection with the reconciliation of its deferred tax assets and liabilities, the company has identified accounting adjustments related to prior periods. Although the company is still finalizing its review of these items, it expects the potential income statement adjustment will be less than $2.5 million with respect to any individual year during the period from 2005 through 2007. Furthermore, the net cumulative effect over the past 5 years is expected to be less than $1 million. The company is currently evaluating whether potential adjustments should be made in 2007 or in prior periods.

The company’s cash and short-term investment position at the end of the quarter was $92.6 million and the company paid $6.8 million in dividends during the period. In November, the company purchased $25 million worth of outstanding stock, or 1.48 million shares, using an accelerated stock purchase program. Earnings per share were positively impacted approximately 3 percent by stock repurchases during the past year.

Outlook

“The top-line improvements we are seeing globally, coupled with the aggressive steps we are taking to achieve our operating margin target, give us confidence that 2008 will be a great year,” said Hunt. “We expect to improve earnings per share by 35 to 45 percent through increased revenue and improved operating efficiency. Overall, I am very encouraged with the direction of the business,” concluded Hunt.

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Nu Skin Enterprises
Feb. 6, 2008

        “With a revised yen rate of 112 to the dollar, we expect first-quarter revenue of $281 to $286 million,” said Ritch Wood, chief financial officer. “We anticipate earnings per share in the $0.23 to $0.25 range compared to $0.16 in the prior year. We reiterate our revenue guidance for 2008 of $1.18 to $1.20 billion with a projected yen of 114 to the dollar and earnings per share in the $1.15 to $1.22 range.”

The company’s management will host a webcast with investment community on Feb. 6, 2008 at 11 a.m. (EST). Those wishing to access the webcast, as well as the financial information presented in the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through Feb. 22, 2008.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 45 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

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Nu Skin Enterprises
Feb. 6, 2008

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s belief that it is in position to have a record year; (ii) that restructuring efforts are targeted to help the company achieve its objective of a 10.5 percent operating margin; (iii) the company’s estimates and expectations regarding tax-related adjustments with respect to prior periods; (iv) management’s revenue and earnings projections for the first quarter and for 2008 as well as its expectations for earnings growth set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that the company has not completed its review of its deferred tax assets and liabilities and that its estimates are preliminary and audit procedures have not been completed by its independent public accounting firm; (b) risks that reviews could result in additional adjustments or an increase in the amount of any identified adjustments from the amounts estimated for the past five years, and risks that the company may need to restate prior period financial statements if it determines such adjustments materially impact the current period or prior periods; (c) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, foreign currency exchange rate fluctuations, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (d) regulatory risks associated with the company’s products, including the Scanner, the Galvanic Spa™ System II, and the ProDerm™ Skin Analyzer, which could inhibit the use of these products in a market if they are determined to be medical devices in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize them because of the restrictions on claims that can be made; (e) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (f) risks that the direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, including continued delays and uncertainty in the provincial direct selling licensing process, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (g) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner, increased regulatory scrutiny of nutritional products by regulators or changes in regulatory requirements that impact our products; (i) any failure of the implementation of recent business transformation initiatives to reduce overhead and drive growth; (j) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others similar to claims made against some of the company’s competitors; (k) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (l) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2007 and Quarterly Report on Form 10-Q filed on November 9, 2007. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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Nu Skin Enterprises
Feb. 6, 2008

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2007 and 2006
(in thousands, except per share amounts)

	2007	2006
Revenue:
North Asia	$ 157,263	$ 152,689
Greater China	51,981	51,343
Americas	47,986	43,953
South Asia/Pacific	27,280	23,515
Europe	21,565	17,673
Total revenue	306,075	289,173

Cost of sales	55,275	51,392

Gross profit	250,800	237,781

Operating expenses:
Selling expenses	131,410	124,242
General and administrative expenses	89,297	88,285
Restructuring and other charges	16,975	—
Total operating expenses	237,682	212,527

Operating income	13,118	25,254

Other income (expense), net	(2,544)	214
Income before provision for income taxes	10,574	25,468
Provision for income taxes	4,682	9,604

Net income	$ 5,892	$ 15,864

Net income per share:
Basic	$ 0.09	$ 0.23
Diluted	$ 0.09	$ 0.23

Weighted average common shares outstanding:
Basic	64,075	67,733
Diluted	64,863	68,749

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Nu Skin Enterprises
Feb. 6, 2008

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of December 31, 2007		As of December 31, 2006		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	335,000	14,845	333,000	15,354	0.6%	(3.3%)
Greater China	138,000	6,389	154,000	6,492	(10.4%)	(1.6%)
Americas	158,000	4,588	150,000	4,141	5.3%	10.8%
South Asia/Pacific	65,000	2,223	73,000	2,169	(11.0%)	2.5%
Europe	59,000	1,957	51,000	1,600	15.7%	22.3%
Total	755,000	30,002	761,000	29,756	(0.8%)	0.8%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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